Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AMENDMENT #1

TO SUITE RETENTION AND DEVELOPMENT AGREEMENT

THIS AMENDMENT #1 (the “Amendment”) to the SUITE RETENTION AND DEVELOPMENT AGREEMENT dated September 9, 2019 (the “Agreement”) is made and entered into as of September 22, 2020 (the “Amendment Effective Date”), by and between Albany Molecular Research, Inc. with a place of business at 26 Corporate Circle, Albany, New York 12203 (“AMRI”) and Translate Bio, Inc. with a place of business at 29 Hartwell Avenue, Lexington, Massachusetts 02421 (“Translate Bio”). For purposes of this Amendment, AMRI and Translate Bio are each a “Party” and collectively, the “Parties.”

WHEREAS, Translate Bio has requested that AMRI use the Cleanroom Suites to perform additional services relating to the manufacture of Translate Bio’s bulk drug product, and AMRI has agreed to perform such additional services;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1	Article I of the Agreement is hereby amended to add the following definitions (in alphabetical order, as applicable):

(a)	“Build-Out Completion” means August 31, 2020.

(b)

“Bulk Drug Product” means the bulk drug product after Processing by AMRI in accordance with the Master Batch Record. For the avoidance of doubt, unless expressly agreed by the Parties in writing the Processing of Bulk Drug Product pursuant to this Agreement shall in no event include Secondary Packaging.

(c)

“Bulk Drug Product-Specific Program Technology” means any Program Technology that constitutes an improvement, modification, derivative, or new use of the Raw Materials proprietary to Translate Bio or a Translate Bio partner or of the Drug Product, including without limitation the manufacturing process for Drug Product as set forth in the Master Batch Record, but which is not an improvement of general applicability to the manufacturing process, and all intellectual property rights in any of the foregoing.

(d)

“Bulk Drug Product Specifications” means the written specifications and quality standards, including tests, analytical procedures and acceptance criteria, that are established to confirm the characteristics and quality of the Bulk Drug Product as set forth in the mutually agreed upon Master Batch Record, and as amended from time to time, by written agreement of the Parties when applicable, in accordance with the procedures set forth in this Agreement and the Quality Agreement.

(e)

“Packaging” of Bulk Drug Product means the filling of vials or other receptacles, as applicable, and bulk packaging of naked vials or other receptacles, as applicable, into containers. For the avoidance of doubt, this shall exclude vial labeling and Secondary Packaging.

(f)

“Process,” “Processed,” or “Processing” means (i) as relates to Drug Substance, the conversion of the Raw Materials into Drug Substance in accordance with the Master Batch Record and the terms and conditions set forth in this Agreement and the Quality Agreement, and (ii) as relates to Bulk Drug Product, the compounding, processing, formulating and/or Packaging of the Drug Substance and Raw Materials into Bulk Drug Product in accordance with the Master Batch Record and the terms and conditions set forth in this Agreement and the Quality Agreement.

(g)

“Secondary Packaging” means all packaging components or packaging activities not specifically included under the definition for Packaging, which activities are not and will not be in direct contact with the dosage form. (For the avoidance of doubt, Secondary Packaging shall include the finished labelling of vials containing the Bulk Drug Product).

(h)

“Translate Bio Materials” means certain Raw Materials and any other materials (such as consumables) which Translate Bio shall supply to AMRI, as mutually agreed by the Parties. Translate Bio Materials shall include Drug Substance which is Delivered by AMRI to Translate Bio (as defined in Section 5.1 herein) or which is manufactured by a third party and provided to AMRI by or on behalf of Translate Bio.

(i)	“Translate Bio Technology” means Translate Bio Existing Technology, Drug-Substance-Specific Program Technology and Bulk Drug Product-Specific Program Technology.

1.2	Article I of the Agreement is hereby amended to delete the definition of Drug Substance Warranty.

1.3	The first section of Section 2.1 is hereby replaced in its entirety with the following:

In connection with this Agreement, AMRI and Translate Bio shall arrange for the design and construction of a series of cleanroom suites and warehouse space at the Facility, as more specifically described in Exhibit A (the “Cleanroom Suites”). Title to, and risk of loss of, the Cleanroom Suites shall be retained by AMRI. AMRI shall enter into the Detailed Design Contract and the Construction Contract, pursuant to which the design and construction, respectively, of the Cleanroom Suites (the “Build-Out”) shall be conducted in conformance with Translate Bio’s requirements (as mutually agreed by the Parties) and the terms of and conditions of this Agreement. The Parties agree that the Build-Out, and specifically design of the Cleanroom Suites, shall be a joint effort between the Parties who shall share responsibility in ensuring that the Cleanroom Suites satisfy Translate Bio’s objectives. For clarity, the rights of Translate Bio set forth in Section 2.7 of the Agreement shall apply with respect to the warehouse space funded by the Translate Bio Capital Investment, provided that AMRI shall be able to use unoccupied ambient space within the warehouse for temporary storage of consumables unrelated to mRNA manufacture, but shall make such space available as needed for Translate Bio purposes.

1.4	Section 2.8(d) is hereby replaced in its entirety with the following:

(i) Monthly Payment. On a monthly basis during the Term, beginning with the month immediately following the Build-Out Completion, Translate Bio shall have an obligation to pay AMRI an amount equal to (a) one million U.S. Dollars ($1,000,000) (as may be increased pursuant to the immediately following paragraph, the “Translate Bio Monthly Fee”), plus (b) the Incremental Monthly Fee (as defined in Section 3.2), if any (the Translate Bio Monthly Fee and the Incremental Monthly Fee , collectively, the “Aggregate Monthly Payment”). Translate Bio shall owe a pro-rated payment for the month during which the Build-Out Completion occurs, equivalent to: the Translate Bio Monthly Fee (i) divided by the number of days in such month, and (ii) multiplied by the number of days remaining in such month following the day of the month that Build-Out Completion occurred (inclusive of such day). The Parties agree that the Translate Bio Monthly Fee shall be made to AMRI in exchange for the Suite Retention and the Development Services (excluding any Batches covered by the Incremental Monthly Fee and any services expressly set forth in Exhibit D, which shall be subject to the charges set forth therein). Notwithstanding the foregoing, the Parties agree that Translate Bio shall be obligated to pay the Translate Bio Monthly Fee, irrespective of whether AMRI is providing Development Services during the relevant monthly period, Furthermore, the Translate Bio Monthly Fee is not refundable or transferrable, and is not creditable to any future services or periods covered by this Agreement.

AMRI may implement an increase in the Translate Bio Monthly Fee once annually, beginning on January 1 of each calendar year following the first anniversary of Build-Out Completion, in an amount equal to three percent (3%) of the then-current Translate Bio Monthly Fee. AMRI shall provide Translate Bio with written notice of any such increase at least [**] prior to its effective date.

(ii) Invoicing and Payments.

(a)

Translate Bio Monthly Fee. AMRI shall provide an invoice to Translate Bio for the Translate Bio Monthly Fee [**] prior to the first day of the applicable month, and Translate Bio shall make payment of such Translate Bio Monthly Fee on the first Business Day of such month.

(b)

Incremental Monthly Fee. AMRI shall provide an invoice to Translate Bio for the Incremental Monthly Fee, if any, as soon as possible after the number of Batches of Drug Substance and/or Bulk Drug Product that AMRI completed during such month are known, which shall in no case be earlier than the end of such month. Translate Bio shall make payment of such Incremental Monthly Fee within [**] of receipt of such invoice.

(iii) Forecast and Purchase Orders.

(a)

Forecast. On the first day of each calendar month, beginning approximately [**] prior to the date of Build-Out Completion, Translate Bio shall furnish to AMRI a written [**] rolling forecast of quantities of Drug Substance and/or Bulk Drug Product Batches that Translate Bio intends to order from AMRI during such period.

(b)

Purchase Orders. For purchase orders relating to the Translate Bio Monthly Fee, upon Build-Out Completion, Translate Bio shall provide a purchase order to AMRI for Translate Bio Monthly Fees for the period from Build-Out Completion (pro-rated for the month in which Build-Out Completion occurs) through the end of the calendar year. Thereafter on an annual basis, [**] prior to the start of each calendar year, Translate Bio shall provide a purchase order to AMRI for Translate Bio Monthly Fees for the following calendar year (January 1 through December 31).

1.5	The third sentence of Section 3.1 is hereby replaced in its entirety with the following:

Translate Bio is obligated to pay for (via the Translate Bio Monthly Fee, the Incremental Monthly Fee and any applicable additional costs per Section 2.8(e)), and AMRI shall have no liability for, all Development Services even if the Drug Substance and/or Bulk Drug Product produced does not conform to the Drug Substance Specifications or Bulk Drug Product Specifications, respectively, unless such non-conformity is attributable to AMRI’s gross negligence or willful misconduct.

1.6	Section 3.2 is hereby replaced in its entirety with the following:

Monthly Batches and Pricing. As set forth in Section 2.8(d)(iii)(a), Translate Bio shall specify the number of Batches of Drug Substance and/or Bulk Drug Product to be Processed by AMRI in any given calendar month. Pricing for such Batches shall be as follows (as may be increased pursuant to this Section 3.2, the “Batch Pricing”):

Batch of Drug Substance	$	[**]
Batch of Bulk Drug Product	$	[**]

The Batch Pricing set forth in the table above assumes: (i) operation of the Cleanroom Suites for no more than eight hours per day, five days per week, (ii) that each Batch of Drug Substance shall take [**] to Process and each Batch of Bulk Drug Product shall take [**] to Process, and (iii) Batch size of Drug Substance equal to [**], and Batch size of Drug Product equal to the liposomal encapsulation of one Batch of Drug Substance. AMRI shall only be obligated to Process the number of Batches of Drug Substance and/or Bulk Drug Product permitted by such one-shift operations during each month. The Parties agree that, [**] from the Amendment Effective Date, the Parties will negotiate in good faith any increase or decrease in the Batch Pricing in the event that the actual Processing time for a Batch of Drug Substance and/or a Batch of Bulk Drug Product is longer or shorter than the estimates set forth above.

AMRI may implement an increase in the Batch Pricing once annually, beginning on January 1 of each calendar year following the first anniversary of Build-Out Completion, in an amount equal to three percent (3%) of the then-current Batch Pricing. AMRI shall provide Translate Bio with written notice of any such increase at least [**] prior to its effective date.

On a monthly basis, Translate Bio shall owe to AMRI the greater of (i) the Translate Bio Monthly Fee, or (ii) the aggregate amount due for all Batches of Drug Substance and Bulk Drug Product completed during such month (any amount over $1,000,000 shall be referred to as the “Incremental Monthly Fee”). For purposes of this provision, completion of a Batch shall mean that AMRI has fulfilled its Processing obligations (which, for the avoidance of doubt, shall not include testing or release).

By way of example:

(a)	If AMRI completes Processing of [**] of Drug Substance and [**] of Bulk Drug Product in a month, Translate Bio shall owe the Translate Bio Monthly Fee [**].

(b)	If AMRI completes Processing of [**] of Drug Substance and [**] of Bulk Drug Product in a month, Translate Bio shall owe the Translate Bio Monthly Fee [**].

1.7	Section 3.3 is hereby replaced in its entirety with the following:

Rescheduling and Cancellation. In the event that Translate Bio, with less than [**] notice prior to the scheduled date of manufacture, cancels, or delays or reschedules by more than [**], any Batches for a month in which there is an Incremental Monthly Fee (based on the forecast provided in Section 2.8(d)(iii)(a)), Translate Bio shall pay an amount equal to [**] percent ([**]%) of the applicable Incremental Monthly Fee. By way of example:

(a)	if AMRI is scheduled to Process [**] of Drug Substance and [**] of Bulk Drug Product in a month and Translate Bio cancels or reschedules [**] of Drug Substance, Translate shall owe $[**].

(b)	if AMRI is scheduled to Process [**] of Drug Substance and [**] of Bulk Drug Product in a month and Translate Bio cancels or reschedules [**] of Bulk Drug Product, Translate shall owe $[**].

For the avoidance of doubt, this Section 3.3 shall in no event limit Translate Bio’s obligation to pay the Translate Bio Monthly Fee each month.

1.8	The first sentence of Section 4.1 of the Agreement is hereby replaced in its entirety with the following:

Translate Bio shall supply to AMRI for Processing, at Translate Bio’s sole cost, the Translate Bio Materials.

1.9	Article 5 of the Agreement is hereby replaced in its entirety with the following:

5.1 Delivery of Drug Substance and/or Bulk Drug Product. Title and risk of loss of Drug Substance, Bulk Drug Product and other deliverables shall transfer from AMRI to Translate Bio upon delivery EXW Facility (Incoterms 2010) (“Delivery”). For manufactured Batches of Bulk Drug Product, Delivery shall occur upon the later of (a) the issuance to Translate Bio of the completed Batch Documentation, in accordance with the Quality Agreement and (b) notification by AMRI to Translate Bio that the Batch is available for pick up at Facility. For manufactured Batches of Drug Substance, Delivery shall occur upon the issuance to Translate Bio of the completed Batch Documentation, in accordance with the Quality Agreement. Translate Bio is responsible for transportation of the Bulk Drug Product to Translate Bio’s final destination, at the sole risk and expense of Translate Bio. In the event that Translate Bio elects for Drug Substance Processed by AMRI not be used to Process Bulk Drug Product pursuant to this Agreement, Translate Bio is responsible for transportation of the Drug Substance to Translate Bio’s final destination, at the sole risk and expense of Translate Bio. For avoidance of doubt, in each case, Translate Bio is responsible for arranging pick up by carrier and all shipping costs and risks. Should Translate Bio request AMRI to assist with any arrangements with the carrier, such arrangements will be made by AMRI on behalf of Translate Bio in accordance with Translate Bio’s applicable instructions and at the sole risk and expense of Translate Bio.

5.2 Storage.

(a) Bulk Drug Product. If Translate Bio does not pick up Bulk Drug Product after AMRI has notified Translate Bio in writing that it is available, AMRI shall store such Bulk Drug Product at the Facility. For all Bulk Drug Product stored by AMRI following Delivery, Translate Bio agrees that: (i) Translate Bio has title and risk of ownership, (ii) Translate Bio has made a fixed commitment to purchase such Bulk Drug Product, (iii) Translate Bio is responsible for any decrease in market value of such Bulk Drug Product that relates to factors and circumstances outside of AMRI’s control, and (iv) Translate Bio is responsible for obtaining insurance for such Bulk Drug Product during the storage period, if desired.

(b) Drug Substance. For all Drug Substance that has been Processed by AMRI and which has not yet been used for Processing of Bulk Drug Product or which Translate Bio has elected not be used to Process Bulk Drug Product pursuant to this Agreement, AMRI shall store such Drug Substance at the Facility. For all Drug Substance stored by AMRI following Delivery, Translate Bio agrees that: (i) Translate Bio has title and risk of ownership, (ii) Translate Bio has made a fixed commitment to purchase such Drug Substance, (iii) Translate Bio is responsible for any decrease in market value of such Drug Substance that relates to factors and circumstances outside of AMRI’s control, and (iv) Translate Bio is responsible for obtaining insurance for such Drug Substance during the storage period, if desired.

(c) Storage fees. The storage fees outlined in Exhibit D do not apply if storage of Drug Substance or Bulk Drug Product is within the warehouse space indicated as part of the “Cleanroom Suite” referenced in Exhibit A. For clarity, the Parties agree that such storage fees shall apply to storage of Drug Substance and/or Bulk Drug Product in the event that the warehouse space indicated as part of the Cleanroom Suite is full.

1.10	Section 7.1(c) is hereby replaced in its entirety with the following:

(c)

all Drug Substance and/or Bulk Drug Product delivered hereunder shall be manufactured in accordance with cGMP, the then-current Master Batch Record and the Quality Agreement, and, if manufactured after establishment of a validated manufacturing process, shall conform to the Drug Substance Specifications and/or Bulk Drug Product Specifications, as applicable, upon Delivery;

1.11	Section 10.1 is hereby replaced in its entirety with the following:

Indemnification by AMRI. AMRI shall defend (upon Translate Bio’s written request), indemnify and hold harmless Translate Bio, its Affiliates, and their respective directors, officers, employees and agents (“Translate Bio Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from or arising out of any suit, demand or action by any third party (“Losses”) to the extent (i) caused by the gross negligence or willful misconduct of any AMRI Indemnitee; (ii) arising from a claim by a third party that AMRI Technology used in the performance of the Development Services or Process (on its own and not in combination with any Translate Bio Materials or Translate Bio Technology) infringes such third party’s intellectual property right; or (iii) caused by the breach of any of AMRI’s representations, warranties (including without limitation the representations made in Section 7.1(c) herein) or obligations under this Agreement, in each case relating to the Development Services only; except to the extent of the amount of any Losses arising out of claims for which Translate Bio is obligated to indemnify AMRI hereunder.

1.12	The second sentence of Section 8.1 is hereby amended in its entirety as follows:

Confidential Information of Translate Bio includes, but is not limited to Translate Bio Existing Technology, Drug Substance-Specific Program Technology, Bulk Drug Product-Specific Program Technology, the Master Batch Record, the Drug Substance Specifications and the Bulk Drug Product Specifications.

1.13	The first sentence of Section 9.3 is hereby amended in its entirety as follows:

All Drug Substance-Specific Program Technology and Bulk Drug Product-Specific Program Technology shall be the exclusive property of Translate Bio, and AMRI shall and hereby does assign all of its rights, title and interest in and to the Drug Substance-Specific Program Technology and the Bulk Drug Product-Specific Program Technology to Translate Bio, and shall take such actions as are reasonably requested by Translate Bio, at Translate Bio’s expense, to effect the foregoing assignment and in connection with Translate Bio’s efforts to secure patent protection for such Drug Substance-Specific Program Technology and Bulk Drug Product-Specific Program Technology.

1.14

Except for those provisions of the Agreement referenced in Sections 1.3 through 1.13 above (which shall be as expressly set forth above), all references in the Agreement to “Drug Substance” shall become references to “Drug Substance and/or Bulk Drug Product, as applicable” and all references to “Drug Substance Specifications” shall become references to “Drug Substance Specifications and/or Bulk Drug Product Specifications, as applicable.”

1.15

The Parties expressly agree that the references to Drug Substance in the Agreement, solely as relates to its use in the Processing of Bulk Drug Product, shall include (i) Drug Substance Processed by AMRI pursuant to the Agreement, or (ii) drug substance which is otherwise manufactured by or on behalf of Translate Bio and provided to AMRI (the “Third Party Drug Substance”). For the avoidance of doubt, Translate Bio’s obligations with respect to Translate Bio Materials, as set forth in Section 4.1 of the Agreement, shall apply to any Third Party Drug Substance. The Parties further agree that AMRI’s obligations with respect to any testing of the Third Party Drug Substance shall only be as expressly agreed by the Parties in writing. Notwithstanding the foregoing, AMRI shall not be responsible for any defects in the Third Party Drug Substance.

1.16	In Exhibit B, the table labeled “Translate Bio Equipment” is hereby replaced in its entirety with the table labeled with same name in Exhibit B-1 attached hereto.

1.17

The Parties agree that promptly following the Amendment Effective Date, they will prepare a matrix which sets forth the raw materials and consumables to be provided by each of Translate Bio and AMRI with respect to both the Drug Substance and the Bulk Drug Product (provided that Drug Substance shall constitute Translate Bio materials, even if not included on such matrix). Once both Parties have approved in writing, such matrix shall be binding provided that the Parties may mutually agree to change the allocation of procurement responsibilities between the Parties for such materials in writing [**] period following the Amendment Effective Date. For clarity, in the event new materials are required with respect to the Processing of Drug Substance and/or Bulk Drug Product or any new products are added to this Agreement, those changes will be managed through the appropriate quality and operational systems (e.g., tech transfer, change control) on a timely basis as required for the Parties to perform their responsibilities pursuant to this Agreement.

1.18	Article 14 is hereby amended as follows:

The “To AMRI” notice is amended and restated as follows:

Albany Molecular Research, Inc.

26 Corporate Circle

Albany, New York 12212

Attn: Steve Lichter

ARTICLE II

MISCELLANEOUS

2.1	All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

2.2

Except as expressly set forth herein, the amendments provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of AMRI or Translate Bio under the Agreement, nor shall it constitute a waiver of any default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement. The amendments provided herein shall apply and be effective only with respect to the provisions of the Agreement specifically referred to by such amendments and all other terms and conditions in the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

2.3

This Amendment may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. Any photocopy, PDF or electronic reproduction of the executed Amendment shall constitute an original.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

ALBANY MOLECULAR RESEARCH, INC.		TRANSLATE BIO, INC.

By:	/s/ Steve Lichter	By:	/s/ Paul Burgess

Name:	Steve Lichter	Name:	Paul Burgess

Title:	President	Title:	COO and CLO